CONTACTS:
Investors: Julie Loftus Trudell AMERIGROUP Corporation Senior Vice President, Investor Relations	News Media: Kent Jenkins, Jr. AMERIGROUP Corporation Senior Vice President, External Communications

(757) 321-3597 (202) 218-4925

AMERIGROUP Updates 2008 Guidance
To Reflect Yesterday’s Federal Reserve Action

First Quarter Seasonality Consistent with Expectations

VIRGINIA BEACH, Va. (Mar. 19, 2008) – AMERIGROUP Corporation (NYSE: AGP) announced today that it has updated its guidance for the full year 2008 to $2.46 to $2.61 per diluted share from the previously announced range of $2.58 to $2.73 to reflect yesterday’s Federal Reserve action reducing the Federal Funds Rate by 75 basis points, which will have a corresponding impact on market interest rates.

“Since we announced our initial 2008 guidance last October, the Federal Reserve has lowered the Federal Funds Rate substantially,” said James W. Truess, AMERIGROUP’s Executive Vice President and Chief Financial Officer. “We have been able to absorb previous rate cuts by the Federal Reserve in our guidance, we believe yesterday’s action will further impact us during the remainder of 2008.”

The Company also announced that, while the winter season is not yet complete, medical costs in the first quarter of 2008 have thus far been within the range of historical seasonal patterns. Based on paid claims data for the first two months of 2008, the Company’s December 2007 reserves appear to be adequate.

2008 Outlook
AMERIGROUP’s updated 2008 annual earnings estimates of $2.46 to $2.61 per diluted share are predicated on the following assumptions, among others:

•	Organic premium revenue growth is expected to be above 15%;

•	Investment income and other revenue growth is expected to be flat to slightly above the prior year;

•	Health benefits ratio in the mid 83% range of premium revenues for the full year;

•	Selling, general and administrative expenses below 12% of total revenue; and

•	Fully diluted shares outstanding of approximately 55 million.

2008 earnings outlook does not reflect any dilutive or accretive impact from:

•	AMERIGROUP’s possible entry into New Mexico’s long-term care program;

•	A possible change in the West Tennessee ASO contract with TennCare; and

•	Developments or rulings in the pending Qui Tam appeal.

Lehman Brother’s Global Healthcare Conference
As previously announced, senior members of AMERIGROUP’s management team are scheduled to present at the Lehman Brothers Global Healthcare Conference on Thursday, March 20, 2008 at 10:45 a.m. Eastern Time. The public may access a live webcast of the presentation and accompanying slides on AMERIGROUP’s Web site, www.amerigroupcorp.com, on the investors’ page.

First Quarter Earnings Call
AMERIGROUP is scheduled to report its earnings for the first quarter ended March 31, 2008, after the market closes on Wednesday, April 23, 2008.  At 9:30 a.m. Eastern Time on Thursday, April 24, 2008, AMERIGROUP’s management will host a conference call and webcast to discuss earnings and other information.

To listen to the call, dial 866-260-3161 (domestic) or (01) 706-679-7245 (international) and provide passcode 39990828 approximately ten minutes prior to the start time of the call.  The conference call will also be available through the investors’ page of the Company’s Web site, www.amerigroupcorp.com, or through www.earnings.com.

A telephonic replay of this call will be available shortly after the conclusion of the call through Thursday, May 1.  This replay may be accessed by dialing 800-642-1687 (domestic) or (01) 706-645-9291 (international) and providing passcode 39990828.  A replay of the webcast will also be available at the sites listed above for 30 days, beginning approximately two hours after its conclusion.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP Corporation serves more than 1.7 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, South Carolina, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2008 earnings which are subject to numerous factors, many of which are outside of our control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, interest rates, actions by the Federal Reserve, including changes in the Federal Funds Rate, earnings per share and net income growth.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of healthcare use; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of pending litigation.  There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2008 will not differ materially from our current estimates.  Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

Investors should also refer to our Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (“SEC”) and subsequent current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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